Exhibit 11


                 THE STANLEY WORKS AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER SHARE
                  (dollars and shares in thousands
                     except per share amounts)

                                      SECOND QUARTER ENDED  SIX MONTHS ENDED
                                       JUNE 29    JULY 1     JUNE 29  JULY 1
                                         1996      1995        1996     1995
 Earnings per common share:
    Weighted average shares outstanding 88,825    88,732      88,830   88,775
                                        ======    ======      ======   ======
    Net earnings                       $32,557   $31,450     $62,190  $60,186
                                       =======   =======     =======  =======
    Per share amounts                    $0.37     $0.36       $0.70    $0.68
                                       =======   =======       =====    =====
 PRIMARY:
    Weighted average shares outstanding 88,825 88,732 88,830 88,775 Dilutive common stock equivalents -
      based on the treasury stock method
      using average market price         1,407       954       1,342      956
                                        ------    ------      ------   ------
                                        90,232    89,686      90,172   89,731
                                        ======    ======      ======   ======
    Per share amounts                    $0.36     $0.35       $0.69    $0.67
                                        ======    ======     =======  =======
 FULLY DILUTED:
    Weighted average shares outstanding 88,825 88,732 88,830 88,775 Dilutive common stock equivalents -
     based on the treasury stock method
     using the quarter end market price
     if higher than average market price 1,407       954       1,374      958
                                        ------    ------      ------   ------
                                        90,232    89,686      90,204   89,733
                                        ======    ======      ======   ======
    Per share amounts                    $0.36     $0.35       $0.69    $0.67
                                        ======    ======     =======  =======

 Note: This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

       The weighted average number of shares for all prior periods have been restated to give retroactive effect to the two-for-one stock split declared on April 17, 1996.